Exhibit 99.1

FORM OF

WRITTEN CONSENT

SUNGARD

This Written Consent is solicited by the Board of Directors of SunGard

Please return this consent no later than 11:59 p.m. on                     , 2015, which is the date that the SunGard Board of Directors expects to receive consents under the Support and Standstill Agreements. Your shares will be tabulated and voted to approve or disapprove the proposal as you indicate below. Any Written Consent returned without indicating a decision on the proposal will be voted to APPROVE the proposal.

The undersigned, being a holder of record of shares of one or more of class A-1 through A-8 common stock, each par value $0.001, and Class L Common Stock, par value $0.001, of SunGard, a Delaware corporation (“SunGard”, and all of the foregoing collectively, “SunGard common stock”), on October 9, 2015, hereby consents, by written consent without a meeting, to the action as set forth below with respect to all of the aforementioned shares of SunGard common stock that the undersigned holds of record.

The undersigned acknowledges receipt of the consent solicitation statement/prospectus, which is part of the registration statement on Form S-4 (No. 333-206832) of Fidelity National Information Services, Inc., a Georgia corporation (“FIS”), and which more fully describes the proposal below.

1.	Approval of the merger of Seahawk Merger Sub 1, Inc. with and into SunGard, with SunGard continuing as the surviving corporation and a wholly owned subsidiary of FIS, immediately followed by the merger of SunGard with and into Seahawk Merger Sub, LLC, with Seahawk Merger Sub, LLC surviving the merger as a wholly owned subsidiary of FIS, immediately followed by the merger of Seahawk Merger Sub 3, Inc. with and into SunGard Capital Corp. II, with SunGard Capital Corp. II surviving the merger as a wholly owned subsidiary of FIS, immediately followed by the merger of SunGard Capital Corp. II with and into Seahawk Merger Sub, LLC, with Seahawk Merger Sub, LLC surviving the merger as a wholly owned subsidiary of FIS, and adoption and approval of the Agreement and Plan of Merger, dated as of August 12, 2015, by and among FIS, Seahawk Merger Sub 1, Inc., Seahawk Merger Sub, LLC, Seahawk Merger Sub 3, Inc., SunGard and SunGard Capital Corp. II, and the transactions contemplated thereby.

APPROVE ☐	DISAPPROVE ☐	ABSTAIN ☐

IMPORTANT: PLEASE DATE AND SIGN THE CONSENT BELOW. If held in joint tenancy, all persons must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give full title as such. If shares are held by a corporation, please sign the full corporate name by president or other authorized officer. If shares are held by a partnership or other entity, please sign the full partnership or other entity name by authorized person. Please execute, date, sign and return this Written Consent promptly to SunGard by faxing it to SunGard, Attention: Secretary, at (646) 445-8171, by emailing a .pdf copy of the Written Consent to consent@sungard.com, or by mailing this Written Consent to SunGard at 680 East Swedesford Road, Wayne, PA 19087, Attention: Secretary.

IF AN INDIVIDUAL:	IF AN ENTITY:

By:	___________________________________________
(duly authorized signature)	(please print or type complete name of entity)

Name:	By:
(please print or type full name)	(duly authorized signature)

Title:	Name:
(please print or type full name)	(please print or type full title)

Title:
(please print or type full title)

Date: ___________, 2015	Date: ___________, 2015